    Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

MetLife Recommends Shareholders Reject “Mini-Tender” Offer
by Potemkin Limited

NEW YORK, September 15, 2025 — MetLife, Inc. (NYSE: MET) today announced that it has received notice of an unsolicited mini-tender offer by Potemkin Limited (“Potemkin”) to purchase up to 10,000 shares of MetLife, Inc. common stock from MetLife shareholders. The offer is for approximately 0.00002 percent of MetLife’s shares of common stock outstanding as of August 31, 2025. Potemkin’s offer price of $53.00 per share is approximately 34.42 percent lower than the $80.82 closing price of MetLife common stock on September 12, 2025.

MetLife does not endorse Potemkin’s unsolicited mini-tender offer and recommends that shareholders do not tender their shares in response to Potemkin’s offer because the offer is at a price that is significantly below the current market value of MetLife’s common stock.

MetLife is not associated in any way with Potemkin, its mini-tender offer, or its mini-tender offer documents. Potemkin’s offer is generally not subject to the information filing requirements of the Securities Exchange Act and Potemkin is not generally required to file reports, proxy statements and other information with the U.S. Securities and Exchange Commission (SEC) relating to its business, financial condition and otherwise.

Potemkin has made similar mini-tender offers for shares of other companies. Mini-tender offers, such as this one, seek to acquire less than five percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the SEC. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors on mini-tender offers is available at https://www.sec.gov/investor/pubs/minitend.htm.

MetLife urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Potemkin’s offer.

MetLife urges shareholders who have not responded to Potemkin’s offer to take no action. Shareholders who have already tendered their shares may withdraw them in the manner described in the Potemkin mini-tender offer documents, prior to the expiration of the offer, currently scheduled for Tuesday, October 7, 2025, 5 p.m. Eastern time.

MetLife encourages shareholders to review carefully the “Withdrawal Rights” section of the offer documents. MetLife encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and NASD’s Notice to Members 99-53, issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at http://www.finra.org/sites/default/files/NoticeDocument/p004221.pdf.

MetLife requests that a copy of this news release be included with all distributions of materials relating to Potemkin’s mini-tender offer related to shares of MetLife, Inc. common stock.

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Contacts:

For Media: Jane Slusark 347-989-5477 Jane.Slusark@metlife.com	For Investors: John Hall 212-578-7888 John.A.Hall@metlife.com

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Asia, Latin America, Europe and the Middle East. For more information, visit www.metlife.com.